EXHIBIT 99.1

ADTRAN, Inc. Reports Results for First Quarter 2009 and Declares Quarterly Cash Dividend

HUNTSVILLE, Ala.--(BUSINESS WIRE)--April 14, 2009--ADTRAN, Inc. (NASDAQ:ADTN) reported results for the first quarter of 2009. Sales were $110,364,000 for the quarter, compared to $119,885,000 for the first quarter of 2008. Net income was $15,184,000 for the quarter, compared to $17,047,000 for the first quarter of 2008. Earnings per share, assuming dilution, were $0.24 for the quarter, compared to $0.26 for the first quarter of 2008.

ADTRAN Chief Executive Officer Tom Stanton stated, “Our results for the quarter reflect improved operating efficiencies as gross margins achieved another record high and total operating expenses decreased. Most notable during the quarter was the acceleration of our Fiber-to-the-Node business in the U.S. Our ongoing advancements in strategic areas and improvements in operating efficiencies leave our company poised for revenue and earnings growth when conditions improve.”

The Company also reported that during the first quarter of 2009 net realized investment losses of $3.2 million were recorded primarily relating to other than temporary impairments in marketable securities as a result of declines in equity securities markets that continued in the first quarter. Tax effected, this reduced diluted earnings per share by $0.03 for the quarter.

The Company also reported that stock-based compensation expense for the first quarter of 2009 reduced diluted earnings per share by $0.03 compared to $0.03 for the first quarter of 2008.

Additionally, during the first quarter of 2009, the Company completed a review of its estimated tax deductions for years 2005, 2006 and 2007 relating to Section 199 of the Internal Revenue code concerning domestic content of products the Company manufactures. This review resulted in a $1.7 million benefit being recorded in the first quarter of 2009, reducing the Company’s income tax provision for the quarter.

The Company also announced that its Board of Directors declared a cash dividend for the first quarter of 2009. The quarterly cash dividend is $0.09 per common share to be paid to holders of record at the close of business on April 30, 2009. The ex-dividend date is April 28, 2009 and the payment date is May 14, 2009.

The Company also confirmed that its first quarter conference call will be held Wednesday, April 15, 2009 at 9:30 a.m. Central Time. This conference call will be web cast live through StreetEvents.com. To listen, simply visit the Investor Relations site at http://www.adtran.com or http://streetevents.com approximately 10 minutes prior to the start of the call and click on the conference call link provided.

An online replay of the conference call will be available for seven days at http://streetevents.com. In addition, an online replay of the conference call, as well as the text of the Company's earnings release, will be available on the Investor Relations site at http://www.adtran.com for at least 12 months following the call.

ADTRAN, Inc. is a leading global provider of networking and communications equipment, with a portfolio of more than 1,700 solutions for use in the last mile of today's telecommunications networks. Widely deployed by carriers and enterprises alike, ADTRAN solutions enable voice, data, video, and Internet communications across copper, fiber, and wireless network infrastructures. ADTRAN solutions are currently in use by every major U.S. service provider and many global ones, as well as by thousands of public, private and governmental organizations worldwide.

For more information, contact the company at 800 9ADTRAN (800 923-8726) or via email at info@adtran.com. On the Web, visit www.adtran.com.

This press release contains forward-looking statements which reflect management’s best judgment based on factors currently known. However, these statements involve risks and uncertainties, including the successful development and market acceptance of new products, the degree of competition in the market for such products, the product and channel mix, component costs, manufacturing efficiencies, and other risks detailed in our annual report on Form 10-K for the year ended December 31, 2008. These risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements included in this press release.

Condensed Balance Sheet Unaudited (In thousands)

	March 31,	December 31,
	2009	2008
Assets
Cash and cash equivalents	$54,013	$41,909
Short-term investments	77,932	96,277
Accounts receivable, net	56,835	52,749
Other receivables	3,251	2,896
Inventory	49,691	47,406
Prepaid expenses	2,667	2,974
Deferred tax assets, net	8,596	8,653
Total current assets	252,985	252,864

Property, plant and equipment, net	75,335	75,487
Deferred tax assets, net	4,449	3,920
Other assets	97	103
Long-term investments	162,087	141,241
Total assets	$494,953	$473,615

Liabilities and Stockholders’ Equity
Accounts payable	$23,236	$20,313
Unearned revenue	6,433	6,141
Accrued expenses	3,934	3,536
Accrued wages and benefits	8,290	9,868
Income tax payable, net	6,514	266
Total current liabilities	48,407	40,124

Other non-current liabilities	10,281	9,422
Bonds payable	48,250	48,250
Total liabilities	106,938	97,796

Stockholders’ equity	388,015	375,819
Total liabilities and stockholders’ equity	$494,953	$473,615

Consolidated Statements of Income (In thousands, except per share data) Unaudited

	Three Months Ended	Three Months Ended
	March 31, 2009	March 31, 2008

Sales	$110,364	$119,885
Cost of sales	42,904	49,645

Gross profit	67,460	70,240

Selling, general and administrative expenses	23,697	25,547
Research and development expenses	20,862	19,553

Operating income	22,901	25,140

Interest and dividend income	1,638	2,283
Interest expense	(603)	(619)
Net realized investment loss	(3,198)	(89)
Other income (expense), net	(135)	127

Income before provision for income taxes	20,603	26,842

Provision for income taxes	(5,419)	(9,795)

Net income	$15,184	$17,047

Weighted average shares outstanding
Basic	62,123	64,598
Diluted (1)	62,586	65,452

Earnings per common share
Basic	$0.24	$0.26
Diluted (1)	$0.24	$0.26

(1) Assumes exercise of dilutive stock options calculated under the treasury stock method.

Supplemental Information Stock Based Compensation Expense (In thousands)

	Three Months Ended
	March 31,
	2009	2008

Stock-based compensation expense included in cost of sales	$71	$79

Selling, general and administrative expense	828	954
Research and development expense	920	1,006
Stock-based compensation expense included in operating expenses	1,748	1,960

Total stock-based compensation expense	1,819	2,039
Tax benefit for expense associated with non-qualified options	(185)	(208)
Total stock-based compensation expense, net of tax	$1,634	$1,831

Consolidated Statements of Cash Flow For the Three Months ended March 31, Unaudited (In thousands)

	2009	2008
Cash flows from operating activities:
Net income	$15,184	$17,047
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,507	2,392
Amortization of net premium on available-for-sale investments	803	372
Net realized loss on long-term investments	3,198	89
Loss (gain) on disposal of property, plant and equipment	1	(1)
Stock-based compensation expense	1,819	2,039
Deferred income taxes	(1,765)	(1,046)
Tax benefit from stock option exercises	(41)	119
Excess tax benefits from stock-based compensation arrangements	37	(36)
Change in operating assets and liabilities:
Accounts receivable, net	(4,086)	(127)
Other receivables	(355)	(98)
Inventory	(2,285)	1,101
Prepaid expenses and other assets	313	(314)
Accounts payable	2,923	3,357
Accrued expenses and other liabilities	(33)	(1,271)
Income tax payable, net	6,248	10,490
Net cash provided by operating activities	24,468	34,113
Cash flows from investing activities:
Purchases of property, plant and equipment	(2,356)	(1,904)
Proceeds from sales and maturities of available-for-sale investments	63,741	73,768
Purchases of available-for-sale investments	(66,772)	(61,089)
Net cash (used in) provided by investing activities	(5,387)	10,775
Cash flows from financing activities:
Proceeds from stock option exercises	49	630
Purchases of treasury stock	(1,430)	(14,871)
Dividend payments	(5,568)	(5,846)
Excess tax benefits from stock-based compensation arrangements	(37)	36
Net cash used in financing activities	(6,986)	(20,051)
Net increase in cash and cash equivalents	12,095	24,837
Effect of exchange rate changes	9	307
Cash and cash equivalents, beginning of period	41,909	13,941
Cash and cash equivalents, end of period	$54,013	$39,085

CONTACT:
ADTRAN, Inc.
Jim Matthews, 256-963-8775
Senior Vice President/CFO
or
INVESTOR SERVICES/ASSISTANCE:
Gayle Ellis, 256-963-8220